                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT
                                       FOR
                             DEAN J. YIMOYINES, M.D.

         This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of _______, 1999, by and between OPTICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Employer"), and DEAN J. YIMOYINES, M.D., of Middlebury, Connecticut (the "Employee").

         WHEREAS, the Employer desires to employ the Employee as its Chairman of the Board, Chief Executive Officer and President, and the Employee desires to render such services, each on the terms and conditions set forth below;

         WHEREAS, the Employer considers the establishment, maintenance and continuity of qualified management to be essential to protecting and enhancing its best interests and the best interests of its shareholders;

         WHEREAS, the Employer has determined that it is in its best interest to enter into employment agreements with key management and executive personnel to enable the Employer to attract and retain qualified management;

         WHEREAS, the Employer believes that when a change in control is perceived as imminent, or is occurring, it should be able to receive and rely on disinterested advice from management regarding the best interests of the Employer without concern that members of management might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change in control, and the Employer also recognizes that the possibility of such a change in control could result in the departure or distraction of key management personnel to the detriment of the Employer;

         WHEREAS, the Employer has determined that it would be in its best interest to reinforce and encourage the continued attention and dedication of key members of the management of the Employer to their duties without financial or employment concerns arising from the possibility of a change in control and to enable such key employees to consider only the best interests of all shareholders and employees in negotiating with respect to any such change in control; and

         WHEREAS, in furtherance of the above stated objectives, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationships of the Employee with the Employer.

         NOW, THEREFORE, it is AGREED as follows:

         1. EMPLOYMENT. The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth below.

         2.  SCOPE OF EMPLOYMENT

                  (a) The Employee is hereby employed as Chairman of the Board, Chief Executive Officer and President of the Employer, which such employment shall commence as of _________, 1999 (the "Commencement Date") and which shall continue through the term of this Agreement. In that capacity, the Employee shall render executive, policy and other management services to the Employer of the type customarily performed by persons serving in the capacity of a chief executive. The Employee shall also perform such other executive duties as the Board of Directors of the Employer may from time to time reasonably direct.

                  (b) During the term of employment hereunder, the Employee shall devote his full professional time and his best efforts to the business and affairs of the Employer, except as may otherwise be agreed to by the Board of Directors of the Employer. The Employee may, with the approval of the Board of Directors, serve in a part-time paid advisory capacity to another entity which does not compete with the Employer, the professional corporation affiliated with the Employer (the "P.C.") or an affiliate or subsidiary of the Employer.

                  (c) During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of the Employee, unless the parties otherwise agree in writing.

         3.       COMPENSATION.

                  (a) Base Salary. The Employer agrees to pay the Employee, during the term of this Agreement, a base salary at an annual rate of $250,000 (including the increases in this Paragraph 3(a), the "Base Salary"). The Base Salary shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The Board of Directors of the Employer shall consider (but shall not be required to implement) additional increases in the Employee's Base Salary. Participation in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits (including those described below) shall not reduce the Base Salary payable to the Employee. The Base Salary shall be payable not less frequently than monthly.

                  (b) Bonuses. During the term of this Agreement, the Employee shall be entitled to a monthly guaranteed bonus of $13,334. In addition, the Employee shall be entitled to such bonuses as may be authorized, declared and paid by the Employer, which such bonuses shall be targeted to provide an annual cash bonus of 50% of his Base Salary plus guaranteed bonus, subject to the achievement of target goals which will be provided in a plan established for each calendar year by the Board of Directors or a designated subcommittee thereof. The Employee shall also be eligible to receive an additional cash bonus, which may, in the aggregate and when combined with the 50% bonus described above, produce up to 100% of his Base Salary plus guaranteed bonus, upon achievement of specified additional goals, which will be provided in the plan established by the Board of Directors as described above.

                  (c) Automobile. During the term of this Agreement, the Employee will be entitled to select a car to be provided to him by the Employer at a cost to the Employer not to exceed $1,200 per month. The Employer will reimburse the Employee for the ordinary and necessary expenses of said car incurred by the Employee in the course of performing his duties for the Employer hereunder.

                  (d) Participation in Stock Incentive Plan. The Board of Directors may grant Employee certain stock option shares of Employer's Common Stock, in accordance with the Employer's 1999 Omnibus Plan, as amended from time to time. Such options shall vest in the event the Employee's employment is terminated for any reason other than for cause (as defined in paragraph 7(a)(2)), including death, disability and termination by the Employer other than for cause.

         4. BENEFITS. The Employer shall provide the Employee with the benefit of its health insurance plans, vacation and sick leave and such other benefits as are approved by the Board of Directors and are suitable for a Chairman of the Board, Chief Executive Officer and President of a similar corporation.

         5. DISABILITY PAYMENTS. The Employer shall pay or reimburse (grossed up to account for federal and state income taxes) Employee for long-term disability insurance covering total disability as defined in such long-term disability policy or policies, providing a combined maximum benefit of up to 65% of the Base Salary plus guaranteed bonus and any additional bonus earned as of the date of total disability, subject to a 180 day elimination period, an inflation or cost of living benefit rider, and the longest available benefit period. In the event that the Employee shall become partially or totally disabled (as defined in such long term disability policy) for a period of not more than 180 days, then, during the period of such partial or total disability, Employee shall be paid the compensation set forth in Paragraph 3 for such 180 day period. If available, the Employee may purchase additional coverage enhancements or riders at his own expense.

         6. TERM. The term of employment under this Agreement shall commence on the Commencement Date and shall continue for an initial period of three years. Thereafter, the term of employment shall be extended automatically for subsequent one year terms on the same terms and conditions unless either party gives contrary written notice to the other party on or before the "Applicable Notice Date." The "Applicable Notice Date" shall be the date that is six months prior to the next expiration date. References herein to the term of this Agreement shall refer to both such initial term and any additional or extended terms.

         7. TERMINATION OF EMPLOYMENT BY EMPLOYER.

            (a)  Termination By the Employer for Cause.

                    (1) The Employer may at any time terminate the Employee's employment with the Employer for cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause.

                    (2) The term "termination for cause" shall mean termination because of the Employee's dishonesty or willful misconduct involving the affirmative act of the Employee

(and not the acts of others attributed to the Employee) as to which the Employee has actual knowledge that such act constitutes a felony, or a breach of fiduciary duty involving personal profit.

              (3) In determining whether a "termination for cause" has occurred, it shall be the Employer's burden to prove the alleged acts. Any decision by the Employer to terminate the Employee's employment for cause shall require the decision of the Employer by vote of at least seventy-five percent of the members of the Board of Directors other than the Employee.

              (b) Termination on Account of Disability. The Employee's employment shall terminate automatically upon "Disability." For purposes of this Agreement, Disability shall mean the incapacity of the Employee by illness or any other cause as determined under the long-term disability insurance policy covering the Employee at the time in question, or if no such plan is in effect, then the incapacity of the Employee as prevents the Employee from performing the essential functions of his position with or without reasonable accommodation for a period in excess of 240 days (whether or not consecutive) or 180 days consecutively, as the case may be, during any 12-month period. In the event of any such termination of the Employee's employment on account of Disability, the Employer shall make the payments provided in Paragraph 8(b) and the Employee shall be entitled to accelerated vesting of any stock options granted to the Employee as provided in Paragraph 3(d).

              (c) Termination Other Than For Cause or on Account of Disability. The Employer may at any time terminate upon three (3) months' prior written notice the Employee's employment other than for cause or on account of Disability; provided, however, that in the event of any such termination of employment other than for cause or on account of Disability, the Employer shall make the payments provided in Paragraph 8(b). The Employer's failure to renew the term of this Agreement shall be deemed termination without cause.

         8. PAYMENTS IN THE EVENT OF DEATH OR SEPARATION FROM SERVICE PRIOR TO CHANGE OF CONTROL.

                  (a) Death. Upon the death of the Employee, the Employee's Base Salary, prorated to the date of his death, and such bonuses allocable to the period prior to the date of death, when and in such amounts as declared by the Board of Directors of the Employer, and other compensation payable hereunder shall be paid to his named beneficiary, or if there be none then living, to the Employee's estate. In addition, (i) for a period of eighteen months after the death of the Employee, the Employer shall to the extent legally permissible provide the family of the Employee without cost with the same health insurance plan provided the executives of the Employer and (ii) the Employer shall, during the term of this Agreement, purchase insurance on the life of the Employee in the amount of $1,500,000, with the proceeds payable to a beneficiary selected by the Employee.

                  (b) Compensation and Benefits Upon Termination. In the event before a Change in Control of the Employer or after the three year period following a Change in Control of the Employer (A) the Employee's employment is terminated on account of Disability or by the

Employer without cause or (B) this Agreement is not renewed by the Employer, the Employee shall be paid, as severance pay, a lump sum in an amount equal to three times his total compensation set forth in Paragraph 3 for the year prior to such termination and the benefits he was receiving prior to termination for a period of three years after termination. The continuation of the Employee's health care coverage as provided herein shall satisfy the Employer's obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         9. TERMINATION OF EMPLOYMENT BY EMPLOYEE. The Employee may terminate his employment for any reason upon the giving of six month's prior written notice to that effect delivered to the Employer. The Employee agrees that if he terminates his employment with the Employer under this Paragraph 9 or if he elects not to renew the term of this Agreement pursuant to Paragraph 6 above, he shall devote his full professional time and best efforts to the business and affairs of the Employer during such six-month period; and the Employer agrees to continue to pay the Employee his Base Salary and any declared bonuses until the end of such period; provided, however, that if the Employee fails to devote his full professional time and best efforts to the business and affairs of the Employer during such six month period, the Employer shall not be obligated to make any further payments under any provision of this Agreement other than to make payments to the Employee of Base Salary accrued prior to the Employee's breach of his commitment under this Paragraph 9 and such bonuses allocable to the annual period prior to the date of such breach, when and in such amounts as are declared by the Board of Directors of the Employer. In the event of such breach, the Employer shall have the right to pursue all other remedies available at law or equity. Notwithstanding anything to the contrary in the foregoing, nothing in this Paragraph 9 is intended to modify the Employee's obligations pursuant to Paragraphs 12, 13 or 14 of this Agreement.

         10.      PAYMENTS UPON CHANGE IN CONTROL.

                  (a)(i) If during the three year period following a Change in Control of the Employer (as defined in subparagraph 10(b) below), (i) the Employee's duties and responsibilities are materially diminished or (ii) the Employee's place of principal employment by the Employer is moved more than fifty miles from such place of principal employment immediately prior to the Change in Control, or (iii) the Employee's employment is terminated on account of Disability or by the Employer without cause or by non-renewal of this Agreement, or

                  (ii) If during the one year period following a Change in Control of the Employer, the Employee gives notice of termination of the Employee's employment with the Employer in accordance with the provisions of Paragraph 9 (applied without regard to any notice period otherwise required thereby);

                  (iii) Then in either event the Employee shall be entitled to receive from the Employer, as a severance payment for services previously rendered to the Employer, a lump sum cash payment as provided for in subparagraph 10(a) (iv) below (subject to subparagraph 10(c) below) (the "Severance Payment"). For purposes of this Paragraph 10(a), termination of the Employee's employment (1) following a material reduction in his duties or responsibilities, or (2) as a result of a decision by Employer not to renew the term of this Agreement shall be treated as a termination by the Employer without cause.

                  (iv) Subject to subparagraph 10(c) below, the amount of the Severance Payment provided shall equal three times his total compensation for the year ended prior to the Change in Control of the Employer. Payment of the Severance Payment shall be in lieu of any amount owed to the Employee as a result of termination on account of Disability or by the Employer with or without cause. The Severance Payment shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of the Employee's employment with the Employer.

         (b) A "Change in Control of the Employer," for purposes of this Agreement, shall be deemed to have taken place, subject to the limitation of Paragraph 10(b)(iv) if:

                  (i) any person becomes the beneficial owner of fifty-one percent or more of the total number of voting shares of the Employer; or

                  (ii) any person has entered into an agreement or received an option to acquire beneficial ownership of fifty-one percent or more of the total number of voting shares of the Employer; or

                  (iii) less than two-thirds of the total membership of the Board of Directors of the Employer shall be Continuing Directors. For purposes of this Paragraph 10(b), a Continuing Director shall mean (A) any member of the Board of Directors of the Employer who was a member of a Board as of the date hereof, and (B) any successor of a Continuing Director while such successor is a member of the Board who (I) is not a person described in Paragraph 10(b)(I) or
(ii) or (II) an Affiliate or Associate of such a person or of any such Affiliate or Associate and (III) is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. As used herein, "Affiliate" and "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect of the date hereof (the "Exchange Act"). For purposes of this Paragraph 10(b), a "person" includes an individual, corporation, partnership, trust or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Exchange Act.

                  (c) In the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would subject the Employee to tax under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Employer shall make an additional lump sum payment to the Employee within thirty days of such determination in an amount equal to the sum of such tax plus the amount of Federal and state income taxes and taxes under Section 4999 of the Code which will be imposed on the Employee as a result of the receipt of such lump sum payment (the "Gross-up Amount"). All determinations required to be made under this Paragraph 10(c) shall be made by the Employer's regular accounting firm, or such other accounting firm agreed to by the Employee and the Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to the Employer and the Employee within 15 business days of the date of the Employee's termination of employment, or such earlier time as is requested by the Employer. Except as set forth below, any such determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-up Amounts which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success determines that an Underpayment has been made, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         11. CONSENT TO INSURANCE PROCEDURES. The Employee agrees that the Employer may from time to time apply for and take out in its own name and at its own expense such life, health, accident or other insurance upon the Employee as the Employer may deem necessary or advisable to protect its interests hereunder. The Employee agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Employer in procuring such insurance. The Employee agrees that Employee shall have no right, title or interest in and to such insurance whether presently existing or hereafter procured.

         12. NONDISCLOSURE. The Employee shall not, during the term of this Agreement, or thereafter, without the express written permission of the
Employer: (a) disclose to any person, or permit any person to have access to, any information or knowledge whatsoever relating to the Employer, or to any successor entity thereto or their affiliates, business or affairs, obtained by the Employee while in the employ of the Employer, whether prepared by the Employee or others, to the extent such information or knowledge constitutes Confidential Information as defined below: (b) use any such Confidential Information except for the Employer's benefit, or (c) copy any papers, medical charts, or other records or remove them from the Employer's property, except as may be necessary in the performance of the Employee's duties hereunder. For purposes of this Agreement, the term "Confidential Information" shall include all patient information and charts, information regarding referring physicians and optometrists, hospital arrangements, suppliers and supplies, vendors, and other companies and individuals with whom the Employer has business relationships, and all other information and knowledge, rules, regulations and policies of the Employer or the P.C., unless such information (1) was already known to the Employee at the time of Employee's receipt thereof and the Employee can demonstrate such knowledge by Employee's written records; (2) is or becomes publicly known through no act of the Employee; or (3) is approved for release by written authorization of the Employer.

         13.      COVENANTS NOT TO COMPETE.

                  (a) In partial consideration of the payments to be made to the Employee pursuant to this Agreement, the Employee hereby covenants that he will not, at any time during the term of this Agreement and during a period of eighteen months after the date of the termination of

(such period to be extended to include any period of violation or period of time required for litigation to enforce this covenant) the Employee's employment with the Employer, whether such termination is during or after the expiration of the term of this Agreement, engage in the practice of any branch of ophthalmology or ophthalmic surgery, alone or with others as principal, partner or employee, in any manner or capacity within the State of Connecticut or in that portion of any other state where the Employer actively conduct business.

                  (b) In partial consideration of the payments to be made to the Employee pursuant to this Agreement, during the period of, and for the twelve month period immediately following the termination of (such period to be extended to include any period of violation or period of time required for litigation to enforce this covenant) his employment with the Employer, the Employee shall not, without the prior written consent of the Employer, render services directly or indirectly to any Conflicting Organization, except that employment may be accepted with a Conflicting Organization whose business is diversified and which, as to part of its business, is not a Conflicting Organization; provided, that the Employer, prior to the acceptance of such employment, shall receive from such Conflicting Organization and from the Employee written assurances satisfactory to the Employer that the Employee will not render services directly or indirectly in connection with any Conflicting Product. The term "Conflicting Organization," as used herein, means any individual or organization who or which is engaged in researching, developing, marketing or selling a Conflicting Product. The term "Conflicting Product," as used herein, means any eyewear or eyecare product, process or service of any individual or organization or the management of an ophthalmic medical practice which competes, or would compete, with a product, process or service of the Employer.

                  (c) The provisions of this Paragraph 13 shall not apply if Employee's employment hereunder is terminated by the Employer or if this Agreement is not renewed by the Employer.

         14. ASSIGNMENT OF INVENTIONS. The Employee hereby assigns, and will promptly disclose and assign, to the Employer exclusively, all inventions, discoveries, improvements, devices, tools, machines, apparatuses, appliances, designs, practices, processes, methods, formulae, products, trade secrets and the like (hereinafter collectively called "inventions"), whether or not patentable, which are directly or indirectly useful in or related to either Employer's business or to that of any of their affiliated or managing entities, which the Employee shall make, originate, conceive or reduce to practice, either solely or jointly with others, during the term of the Employee's employment by the Employer or any of its affiliated or managing entities. The Employee further agrees that during and after the term of this Agreement, without charge to the Employer, the Employee will execute, acknowledge and deliver any and all papers and take any other reasonable actions necessary or helpful for the Employer to obtain patents for their own benefit on said inventions in any and all countries or to otherwise protect and secure the Employer's interests in said inventions; said patents, applications for patents and inventions to remain the property of the Employer whether patented or not.

         15. REMEDIES FOR BREACH. In the event of Employee's breach or threatened breach of any provision of Paragraphs 12, 13 or 14 hereof, the Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for breach of said paragraphs, or to enforce the specific covenants therein, or to obtain an injunction restraining the Employee from the continuation of such breach. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Employee.

         16. AMENDMENTS OR ADDITIONS. No amendments or additions to this Agreement shall be binding unless in writing and signed by all of the parties hereto. The prior approval by the Board of Directors of the Employer shall be required to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of employment with or without cause.

         17. CONTINUED ENFORCEABILITY AFTER CHANGE IN CONTROL; ENFORCEABILITY AGAINST SUCCESSORS AND TRANSFEREES. The Parties intend that this Agreement shall continue to be a legally valid, binding agreement, enforceable in accordance with its terms, notwithstanding a Change in Control of the Employer. The parties further agree that any transferee of all or substantially all of the assets of the Employer shall be subject to the obligations of the Employer hereunder, whether such transfer occurs by merger, operation of law, or otherwise. The Employer agrees that before the consummation of any such transfer (other than a transfer whereby such obligations are assumed by operation of law) it will obtain the agreement of the transferee, enforceable by the Employee, to assume such obligations. No such transfer shall release the Employer of its obligations hereunder without the prior written consent of the Employee.

         18. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         19. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         20. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Connecticut, excluding the choice of law rules thereof.

         21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and together shall constitute one and the same instrument.

         22. PRIOR AGREEMENTS SUPERSEDED. Any prior agreement between the parties relating to the employment by the Employer of the Employee, whether written or oral, is hereby replaced and superseded by this Agreement and shall be of no further force or effect after the date hereof.

                                      OPTICARE HEALTH SYSTEMS, INC.



                                      By:
                                      Its:


                                      --------------------------------------
                                      DEAN J. YIMOYINES